Schedule A

Putnam ETF Trust

As of September 23, 2022

Series of Shares

 Putnam Focused Large Cap Growth ETF

 Putnam Focused Large Cap Value ETF

 Putnam Sustainable Future ETF

 Putnam Sustainable Leaders ETF

 Putnam BDC Income ETF

 Putnam BioRevolution ETF

 Putnam Emerging Markets ex-China ETF

 Putnam ESG Core Bond ETF

 Putnam ESG High Yield ETF

 Putnam ESG Ultra Short ETF

 Putnam PanAgora ESG Emerging Markets Equity ETF

 Putnam PanAgora ESG International Equity ETF